                                                                    EXHIBIT 99.1










October 5, 1995                                            FOR IMMEDIATE RELEASE
---------------                                            ---------------------



Chicago, IL - Rymer Foods Inc. (NYSE: RYR) announced today that it had retained the financial advisory and turnaround firm of Kirkland Messina, Inc. to assist the Company in developing a comprehensive financial and operating plan designed to return the Company to profitability. The Company also announced that John Patten, Chairman of the Board and Chief Executive Officer, has announced his intention to resign from the Company, effective December 27, 1995. Mr. Patten will assist Kirkland Messina and the Company in finding a new Chief Executive Officer.

The Company said that Kirkland Messina will assist the Company in developing a plan intended to reduce operating costs, improve operations and improve the capital structure of the Company. Kirkland Messina was engaged for a three month period for a monthly fee plus expenses. In addition, Kirkland Messina will be issued warrants to acquire a total of 500,000 shares of Rymer Common Stock at an exercise price in cash of $1.675 per share.

A spokesman for the Company said that "the Company is committed to returning to profitability. We intend to create a stronger and more viable operation within our current competitive environment."

Rymer Foods Inc. is engaged in the development and production of frozen, preseasoned, portion controlled meat entrees and the importing and distributing of various seafood products.




                                      ####


                                       3.